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
                                                                                                                     Exhibit 99
                                                          MONSANTO COMPANY
                                             COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                        (Dollars in millions)

                                                         Nine       Eight
                                                       Months      Months
                                                        Ended       Ended
                                                        May 31,    Aug. 31,                   Year Ended Dec. 31,
                                                         2004       2003        2002      2001       2000       1999     1998
                                                         ----       ----        ----      ----       ----       ----     ----
Income (Loss) From Continuing Operations
     Before Income Taxes
     and Cumulative Effect of
     Accounting Change                                   $465       $(38)       $202      $459       $334       $263     $(60)

Add:
     Fixed charges                                         84         71         105       147        272        305      140
     Less capitalized interest                             (5)        (4)         (8)      (30)       (37)       (23)      (9)
     Dividends from affiliated companies                    0          0           1         1          1          1        1
     Equity affiliate expense-net                          26         26          43        41         34         18       31
                                                         ----       ----        ----      ----       ----       ----     ----

Earnings available for fixed charges                     $570       $ 55        $343      $618       $604       $564     $103
                                                         ====       ====        ====      ====       ====       ====     ====

Fixed Charges:
     Interest expense                                    $ 68       $ 57        $ 81      $ 99       $214       $269     $121
     Capitalized interest                                   5          4           8        30         37         23        9
     Portion of rents representative of
         interest factor                                   11         10          16        18         21         13       10
                                                         ----       ----        ----      ----       ----       ----     ----
Fixed Charges                                            $ 84       $ 71        $105      $147       $272       $305     $140
                                                         ====       ====        ====      ====       ====       ====     ====

Ratio of Earnings to Fixed Charges                       6.79       0.77*       3.27      4.20       2.22       1.85     0.74*
                                                         ====       ====        ====      ====       ====       ====     ====


* Earnings were inadequate to cover fixed charges by $16 million for the eight months ended Aug. 31, 2003, and by $37 million for the year ended Dec. 31, 1998.


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